EXHIBIT 10.1

December 6, 2004

Peter Harris

217 Polhemus Ave.

Atherton, CA 94027

Dear Peter:

On behalf of the Board of Directors of West Marine, Inc. (the “Company”), it is my pleasure to offer you employment as the Chief Executive Officer of the Company and its subsidiaries (“CEO”), based in the Company’s Watsonville, California headquarters. In this role you will be responsible for executing the Company’s strategic and short term plans and fulfilling the Company’s Mission Statement.

This letter sets forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral, regarding this topic. This letter may not be modified or amended, and no provision can be waived, except by a written agreement, signed by you and a representative authorized by the Company’s Board of Directors (“Board”). The terms of this letter will be governed by the laws of the State of California. To indicate your acceptance of our offer, please sign and date this letter in the space provided below and return it to me.

You agree to perform all of the duties and obligations of the CEO in a diligent and efficient manner. You will report to the Board and shall have the duties, responsibilities, and authority normally associated with the chief executive officer of a publicly-traded corporation. During the term of your employment as CEO, you agree that you will devote your full business time and efforts to the business of the Company. Notwithstanding the foregoing, during the term of your employment as CEO, you may serve on civic, charitable and/or corporate boards of directors or committees, provided that such entities do not compete with the Company, that your service does not create a conflict of interest, that you do not serve on the board of directors of more than one publicly-traded corporation (in addition to the Company’s Board), and that such activities do not interfere with your duties. You will be appointed as a member of the Board as soon as practicable following your Start Date, and each year during your term of employment as CEO you will be nominated in the Company’s proxy as a candidate for membership on the Board.

Your employment by the Company will begin on January 3, 2005 or before (“Start Date”). For purposes of federal immigration law, and as a condition of your employment under this letter agreement, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to the Company within three business days after the Start Date.

Salary: Your salary as CEO will be paid at a rate of $66,667 per month ($800,000 per year), commencing January 3, 2004, until the salary reviews are effective in March 2006.

Peter Harris

December 6, 2004

Thereafter, the Board will conduct annual reviews of your performance and may grant you salary increases following each such annual review as per Company guidelines for pay increases.

Annual Bonus: As CEO, you shall be entitled to receive an annual bonus, targeted at 100% of your salary earned for the fiscal year, based upon achievement of goals to be mutually agreed upon by you and the Board. Any bonus will be paid at the same time the Company ordinarily pays bonuses to other senior management. To the extent your annual bonus for any fiscal year exceeds 50 percent of your salary for that fiscal year, you agree to use the net after-tax proceeds of such excess to purchase West Marine common stock. For the 2005 fiscal year, the annual bonus will be based upon Diluted Net Income Per Share (“EPS”) and Net Sales, as reported in the Company’s Form 10-K for the fiscal year. If the Company attains its budgeted EPS target for 2005, then you will receive a bonus of $640,000 (80% of salary); if actual EPS for the fiscal year is greater than (or less than) the target, then for the percentage by which EPS is greater than (or less than) budgeted EPS, the bonus will be increased by (or reduced by) 4 times that percentage (by which EPS is greater than (or less than) budgeted EPS). If the Company attains its budgeted Net Sales target for 2005, then you will receive a bonus of $160,000 (20% of salary); if actual Net Sales is greater than (or less than) budgeted Net Sales, then for the percentage by which Net Sales is greater than (or less than) budgeted Net Sales, the bonus will be increased by (or reduced by) 4 times that percentage. No bonus will be paid with respect to Net Sales if actual Net Sales do not equal or exceed 90% of budgeted Net Sales. No bonus will be paid with respect to EPS performance or Net Sales Performance if actual EPS does not equal or exceed 80% of budgeted EPS. In the event that the Company restates its financial statements for any part of a fiscal year, then the Company shall redetermine the bonus you were entitled to for such fiscal year. Regardless of whether or not you are employed by the Company at such time, if the amount of the bonus is increased, the Company will promptly pay you such excess, and if the amount of the bonus is decreased, you will promptly pay the Company the deficit.

Stock Ownership Guideline: The Company and you agree that it is our mutual intent for you to progressively acquire, over a three year period, Company stock equal to approximately 200% of your annual after-tax salary amount to the extent consistent with your cash flow needs.

Signing Bonus: Within 90 days after the Start Date, the Company will pay you a signing bonus of $175,000. If you resign your employment or are terminated for Cause prior to March 31, 2006, you shall return to the Company, within 30 days of the Termination Date, a percentage of the signing bonus determined by (i) dividing the number of days remaining until March 31, 2006 by the total number of days from the Start Date to March 31, 2006, and (ii) multiplying the quotient by 100.

Expenses: The Company will reimburse you for all reasonable travel, entertainment and other expenses incurred or paid by you in connection with, or related to, the performance of your duties, responsibilities or services under this Agreement, in accordance with Company policies.

Peter Harris

December 6, 2004

Benefits: As CEO, you will receive 25 days of paid time off (“PTO”) each year, and you may carry forward unused PTO to a maximum of 50 days. In addition, as CEO you will be eligible to participate in the Company’s medical insurance plans and other benefit plans in place at the time in accordance with the terms applicable to the Company’s senior level management.

Stock Options: Effective as of January 3, 2005 you shall be granted an option to purchase 360,000 shares of the Company’s Common Stock (the “Option”). The exercise price per share for the Option will be equal to the fair market value per share of the Company’s Common Stock on the grant date, and your right to exercise the Option will vest as follows: 20% January 2, 2006 and the remaining 80% at the rate of 1/48 per month commencing January 2, 2006. Each fiscal year after 2005 you shall be eligible to receive additional equity-based awards at the discretion of the Governance and Compensation Committee.

Change of Control: If the Company experiences a Change of Control during the term of your employment as CEO, all of your outstanding unvested stock options shall become fully vested and exercisable immediately prior to consummation of the Change of Control. For purposes of this letter, a “Change of Control” means any transaction or series of related transactions that results in the direct or indirect transfer to one or more persons or entities of more than 50% of the aggregate voting power of all classes of equity securities of the Company, except if such person or entity is (a) a subsidiary or parent of the Company; (b) the Company’s equity-based incentive compensation plan; or (c) an entity formed to hold the Company’s common equity securities, provided the owners of such entity, on the date such entity became the holder of the Company’s common equity securities, are comprised of substantially all of the equity owners of the Company immediately prior to that date.

Term: Unless terminated earlier in accordance with this Agreement, the term of your employment as CEO will extend through and terminate December 31, 2011 (the “Term”).

Termination: You or the Company may terminate your employment at any time for any reason or no reason, by giving written notice of the intent to terminate and the date of termination; upon such termination the Company shall not have any further obligation or liability to you except as provided below.

Without Cause/Constructive Termination — If the Company terminates your employment as CEO other than for Cause or if your employment is Constructively Terminated, then the Company will: (a) pay you a lump sum severance payment in an amount equal to a multiple (described below) of your annualized salary, determined as of the date of termination (the “Termination Date”), payable within 30 days of the Termination Date; (b) pay you a percentage of the annual bonus you would have received for the fiscal year in which the termination occurs, determined by dividing the number of days elapsed from the beginning of such fiscal year to the Termination Date by the number of days in the fiscal year and multiplying the quotient by 100; this prorated bonus shall be paid at the time the Company otherwise pays bonuses for such fiscal year; (c) provide you with any vested employee benefits you have accrued, in accordance with the terms of the Company’s

Peter Harris

December 6, 2004

employee benefit plans and as required by law; and (d) enter into the part-time employment arrangement described below. If your employment as CEO is terminated without Cause, or Constructively Terminated (a) on or prior to March 31, 2006, then the multiple of salary for your severance pay shall be one (1), or (b) after March 31, 2006 and before the end of the Term, then the multiple of salary for your severance shall be one and one-half (1.5). Notwithstanding the foregoing, if your employment is terminated without Cause, or Constructively Terminated, within 180 days prior to or within one year following a Change in Control, then the multiple of salary for your severance shall be two (2).

In the event your employment as CEO is terminated other than for Cause or is Constructively Terminated, then the Company agrees to: (i) retain your services as a part-time employee for 24 months commencing on the Termination Date (the “Part-Time Employment Term”), for the number of hours and type of services to be mutually determined by you and the Company, provided that there shall be no requirement that you provide a minimum number of hours or provide such services at the Company’s offices, and (ii) provide you with group health insurance benefits (e.g. medical, dental, optical, and mental health) in all aspects significantly comparable to those in place from time to time for full-time senior management of the Company, at the Company’s cost (less any portion of such costs paid by you immediately prior to termination) over such Part-Time Employment Term, and thereafter shall offer you the ability to continue to receive such benefits under applicable Federal or state law (e.g., COBRA). During such Part-Time Employment Term, you shall not receive from the Company any stock or stock option grants (or any other consideration not specifically enumerated herein), but any stock options that were granted to you prior to the commencement of the Part-Time Employment Term shall continue to vest for the same period of time for which you received a lump-sum severance benefit (i.e., 12 or 18 months), and any vested stock options shall remain exercisable until the end of the Part-Time Employment Term, however in no event may an option be exercised beyond the stated term of the stock option (typically ten years from date of grant). Notwithstanding the foregoing, if your employment as CEO is terminated other than for Cause, or is Constructively Terminated, within 180 days prior to or within one year after a Change in Control, then (x) the Part-Time Employment Term (and the period during which you shall be eligible to continue to participate in the group health insurance benefits) shall be for 60 months commencing on the Termination Date, provided that the group health insurance benefits shall run concurrently with the term of any continued health care benefits required to be offered to you under Federal or state law (e.g., COBRA), and (y) any stock options that were granted to you prior to the Termination Date (which shall be fully vested after the Change in Control) shall remain exercisable until the end of the extended Part-Time Employment Term, however in no event may an option be exercised beyond the stated term of the stock option.

Resignation/Cause — If you resign your employment with the Company, or if your employment with the Company is terminated for Cause, the Company will: (a) pay you on the Termination Date any earned but unpaid salary and accrued but unused PTO through the Termination Date, and (b) provide you with any vested employee benefits you have accrued, in accordance with the terms of the Company’s employee benefit plans and as required by law.

Peter Harris

December 6, 2004

Death/Disability — If your employment as CEO of the Company is terminated as a result of your death or Disability: (a) all of your unvested stock options shall become fully vested and exercisable as of the Termination Date and you (or your estate) shall have 24 months following the Termination Date to exercise any outstanding stock options (however, in no event may an option be exercised beyond the stated term of the option); (b) the Company will pay you (or your estate) a percentage of the annual bonus you would have received for the fiscal year in which the termination occurs, determined by dividing the number of days elapsed from the beginning of such fiscal year to the Termination Date by the number of days in the fiscal year and multiplying the quotient by 100; this prorated bonus shall be paid at the time the Company otherwise pays bonuses for such fiscal year; and (c) the Company will provide you (or your estate) with any vested employee benefits you have accrued, in accordance with the terms of the Company’s employee benefit plans and as required by law. If your employment is terminated by reason of Disability, then the Company agrees to retain your services as a part-time employee (as described above) for a Part-Time Employment Term of 24 months commencing on the Termination Date (and during such period you shall be eligible to continue to participate in the group health insurance benefits, under the terms described above), and thereafter the Company shall offer you the ability to continue to receive such benefits under applicable Federal or state law (e.g., COBRA).

Term Expiration — If the Term of this Agreement expires, you and the Company do not enter into a successor agreement, and you continue to perform services as CEO at the Company’s request, such employment shall be at-will on the terms and conditions in effect at the expiration of the Term, provided that either party may terminate it at any time for any reason. If the Company terminates your employment as CEO on or after the expiration of the Term of this Agreement, then the Company: (a) will pay you a percentage of the annual bonus you would have received for the fiscal year in which the termination occurs, determined by dividing the number of days elapsed from the beginning of such fiscal year to the Termination Date by the number of days in the fiscal year and multiplying the quotient by 100; this prorated bonus shall be paid at the time the Company otherwise pays bonuses for such fiscal year; (b) will provide you with any vested employee benefits you have accrued, in accordance with the terms of the Company’s employee benefit plans and as required by law; and (c) enter into the part-time employment arrangement described below.

If your employment as CEO is terminated on or after the expiration of the Term, then the Company agrees to (i) retain your services as a part-time employee (as described above) for an extended Part-Time Employment Term of 60 months commencing on the Termination Date (and during such period you shall be eligible to continue to participate in the group health insurance benefits, under the terms described above, provided that these health insurance benefits shall run concurrently with the term of any continued health care benefits required to be offered to you under, e.g., COBRA), and (ii) during such Part-Time Employment Term, you shall not receive from the Company any stock or stock option grants (or any other consideration not specifically enumerated herein), but any stock options that were granted to you prior to the commencement of the extended Part-Time Employment Term shall continue to vest during the Part-Time Employment Term, and any vested stock options shall remain exercisable until the end of the Part-Time Employment Term, however in no event may an option be exercised beyond the stated term of the stock option.

Peter Harris

December 6, 2004

During the Part-Time Employment Term, you may be employed by, retained as a consultant to, or be an owner of any business, and/or may serve on civic, charitable and /or corporate boards of directors or committees of your choosing, provided that such businesses and entities do not compete with the Company or its subsidiaries. You acknowledge that a breach or anticipatory breach of the preceding sentence will cause irreparable damage to the Company, for which there will be no adequate remedy at law, and therefore, the Company shall be entitled to injunctive relief and/or a decree for specific performance, as well as such other relief as may be proper.

The Company shall have “Cause” to terminate your employment as a result of : (a) your failure to substantially perform your duties hereunder, other than as a result of your Disability; (b) your willful material violation of a material Company policy or your gross negligence in the performance of your duties and responsibilities; (c) your willful commission of an act that constitutes gross misconduct that is materially injurious to the Company; (d) your willful material violation of a material federal or state law or regulation applicable to the Company’s business, (e) your willful breach of a material provision of this Agreement; (f) your willful act of material dishonesty (including fraud or embezzlement) in connection with your employment with the Company, your duties or your title; or (g) your conviction of, or your entry of a plea of guilty or nolo contendere to, any crime involving moral turpitude or any felony; provided that the Company shall not have Cause to terminate your employment under the foregoing clauses unless it has provided written notice to you of the conduct constituting Cause and, if such conduct can be cured, you have failed to cure such conduct within 30 days of such written notice. Your employment will be considered to have been “Constructively Terminated” if, without your express written consent: (i) the Company reduces your salary or annual target bonus; (ii) the Company relocates its corporate offices in a manner that materially and adversely affects your commute from your current residence; or (iii) the Company materially reduces your powers, duties, responsibilities, or authority; provided that your employment shall not be considered Constructively Terminated under the foregoing clauses unless you have provided the Board written notice of the conduct constituting Constructive Termination and your intent to resign on the grounds of Constructive Termination and, if such conduct can be cured, the Company has failed to cure such conduct within 30 days of such written notice.

Your employment shall be considered to have been terminated for “Disability” if: (a) you are incapable due to physical or mental illness to substantially perform your duties and the essential functions of your position, with or without reasonable accommodation, on a full-time basis for a cumulative total of at least four (4) months in any 12-month period, as determined by the Board in its reasonable discretion, and within thirty (30) days after a notice of termination is given by the Company, you have not returned to the full-time performance of your duties; or (b) you are considered to be totally and permanently disabled under the Company’s group long-term disability Plan.

Confidentiality and Non-Solicit: You acknowledge that your services and responsibilities are of particular significance to the Company and that your position with the Company will give you intimate knowledge of the Company’s business. Therefore, you agree to execute the Confidentiality and Non-Solicit Agreement attached hereto.

Peter Harris

December 6, 2004

D&O Insurance: The Company shall maintain D&O insurance coverage for all of its Directors and management, including you, in amounts and covering such claims as the Board and the Company shall determine from time to time, and this insurance coverage shall be maintained throughout the term of your employment and for 7 years thereafter. In addition, you and the Company will enter into the Indemnification Agreement attached hereto.

Assignment: Neither you nor the Company may assign this Agreement without the prior written consent of the other; provided that the Company may assign this Agreement and any and all rights under it, without your consent, to an entity acquiring all or a substantial portion of the assets or the business of the Company, or an entity controlling, controlled by, or under common control with the Company or such a purchaser. Any such assignment shall not alter the obligations of either party under this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

Severability: The parties intend the provisions of this Agreement be enforced to the fullest extent permitted under applicable law. If any provision of this Agreement shall be judged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not invalidate any other provision of this Agreement, such other provisions remaining in full force and effect, and such invalid or unenforceable provision shall be modified by such court so that it is enforceable to the extent permitted by applicable law.

Peter, the Board, our management team and I are very excited to have you join West Marine in the critically important role of CEO. We look forward to working with you to take West Marine to the next level and to achieve our full potential in delivering the values in our Mission Statement!

Very truly yours,

West Marine, Inc.

By:	/s/ Randy Repass
Randy Repass Chairman

ACCEPTED AND AGREED:

/s/ Peter Harris	December 6, 2004
Peter Harris